Exhibit 99.1

HUDSON LTD.

LONG-TERM INCENTIVE PLAN

FOR SELECTED MANAGEMENT MEMBERS

ARTICLE 1
PURPOSE

The purpose of the Plan is to provide Eligible Persons with an opportunity to obtain an Award and thus provide an increased incentive for these Persons to make significant and extraordinary contributions to the long-term performance and growth of the Company Group, enhancing the value of the Shares for the benefit of the shareholders of the Company and increasing the ability of the Company Group to attract and retain Persons of exceptional skills.

Capitalized terms not defined herein shall have the meaning for such term set forth in Appendix 1.

ARTICLE 2
ADMINISTRATION AND RESPONSIBILITIES

Unless otherwise provided in the Plan, or an individual Award Agreement, the Plan Administrator is entitled to interpret the provisions of the Plan, issue and amend rules governing the management of the Plan and engage in all other activities necessary for the enforcement of the Plan. The Plan Administrator’s decisions pursuant to the provisions of the Plan shall be binding and conclusive on all persons and corporate bodies, including without limitation the Company Group, Participants and any other party interested or claiming to be interested in benefits under the Plan.

ARTICLE 3
SHARES SUBJECT TO THE PLAN

The Company Group undertakes to make available the required number of Shares which the Participants may be entitled to, based on the number of Shares underlying their vested Awards. For the purposes of satisfying its obligations under the Plan, the Company Group shall use Shares that it purchases on the open market or draws from its own treasury shares.

However, the Company Group shall not be required to segregate any Shares which may at any time be needed under the Plan and the Plan shall constitute an unfunded plan of the Company Group.

ARTICLE 4
ELIGIBILITY

The right to receive Awards is limited to Eligible Persons as determined by the Plan Administrator.

ARTICLE 5
GRANT OF PSUs

The Plan Administrator is authorized, subject to limitations under applicable law, to grant Awards in the form of PSUs to Participants with the following terms and conditions, and such additional terms and conditions, as applicable, which may be set forth in an Award Agreement and which additional terms and conditions shall not be inconsistent with the provisions of the Plan.

One PSU represents a conditional right to a number of underlying Shares which shall be allocated to a Participant pursuant to the performance conditions, terms and conditions of the Plan and the Award Agreement. The PSUs are granted to the Participants in consideration for the services provided by Participant to the Company and the Company Group.

The number of PSUs, if any, granted to each Participant separately will be determined by the Plan Administrator on an annual basis in its complete discretion.

Each grant of PSUs shall be evidenced by an Award Agreement setting forth the number of PSUs and the conditions under which the PSUs have been granted.

No shareholder rights are attached to the PSUs. The Participants will only have shareholder rights (including voting and dividend rights) when Shares are actually delivered to the Participant according to the terms and conditions of the Plan as described below.

Unless otherwise provided in an individual Award Agreement and subject to the conditions specified in an individual Award Agreement, the Performance Period for a PSU is a period of three (3) years as from the Grant Date and vesting of the PSUs will take place on the Scheduled Vesting Date, subject to the achievement of the Performance Target at the end of the Performance Period as defined in an individual Award Agreement.

Upon fulfillment of the Performance Target, within a reasonably practicable period prior to the Scheduled Vesting Date, the Participant shall receive a Vesting Note from a member of the Company Group stating the number of Shares that will be subsequently allocated and transferred to the Participant.

For each PSU, the Company Group will provide the Participant with the respective Shares, with each Share delivered within a reasonable administrative period (but no later than two (2) months) following the Scheduled Vesting Date.

ARTICLE 6
GRANT OF RSUs

The Plan Administrator is authorized, subject to limitations under applicable law, to grant Awards in the form of RSUs to Participants with the following terms and conditions, and such additional terms and conditions, as applicable, which may be set forth in an Award Agreement and which additional terms and conditions shall not be inconsistent with the provisions of the Plan.

One RSU represents a conditional right to a number of underlying Shares which shall be allocated to a Participant pursuant to the terms and conditions of the Plan and the Award Agreement. The RSUs are granted to the Participants in consideration for the services provided by Participant to the Company and the Company Group.

The number of RSUs, if any, granted to each Participant separately will be determined by the Plan Administrator on an annual basis in its discretion.

Each grant of RSUs shall be evidenced by an Award Agreement setting forth the number of RSUs, the related number of Shares underlying the RSUs and the conditions under which the RSUs have been granted.

No shareholder rights are attached to the RSUs. The Participants will only have shareholder rights (including voting and dividend rights) when Shares are actually delivered to the Participant, according to the terms and conditions of the Plan as described below

For each RSU, the Company Group will provide the Participant with the respective Shares, with each Share delivered within a reasonable administrative period (but no later than two (2) months) following the Scheduled Vesting Date.

ARTICLE 7
TRANSFERABILITY

Awards are personal and not transferable. Participants shall not be permitted to sell, donate, pledge or otherwise dispose of the Awards to third parties other than as provided for in the Plan, Award Agreement or by the laws of descent or distribution.

The Shares are not subject to any disposal restrictions other than the rules of applicable law, stock exchange regulations and regulations of the Company on the purchase or sale of securities, insider trading, management transactions and reporting of shareholdings.

ARTICLE 8
TERMINATION OF EMPLOYMENT

Each Award Agreement will set forth the effect of a termination of the Employment Relationship on any Awards that are unvested or otherwise outstanding at the time of the termination of the Employment Relationship.

ARTICLE 9
NO RIGHT OF CONTINUED EMPLOYMENT RELATIONSHIP OR ELIGIBILITY FOR FUTURE GRANTS

Neither the establishment of the Plan, nor the allocation of any Shares, nor any action of the Company Group shall be held or construed to confer upon any Participant any legal right (i) for continuance of the Employment Relationship with the Company Group, (ii) for continuance of Eligible Person status by virtue of having been previously selected as an Eligible Person, or (iii) to be granted Awards in the future by virtue of having been previously granted Awards. The Company Group expressly reserves the right to terminate the Employment Relationship of any Participant whenever the interest of the Company or its Subsidiaries may so require, without liability of the Company Group, except as to any rights which may be expressly conferred upon such Participant under the Plan or the Participant’s Contractual Relationship.

The benefits under this Plan are separate long-term incentives, and therefore, not considered eligible compensation for determining or calculating other benefits.

ARTICLE 10
TAXES AND SOCIAL SECURITY CONTRIBUTIONS

Any wage tax, income tax, capital gains tax, social security contributions or any other taxes or contributions payable by the Participant must be borne by the Participant in accordance with applicable law.

The Company Group has the right to make withholdings from a Participant’s compensation or retain Shares to meet payroll withholding obligations unless the funds are provided otherwise to the Company in accordance with the procedures as determined by the Company.

ARTICLE 11
CHANGE OF CONTROL

Each Award Agreement will set forth the effect of a Change of Control (as defined in the Award Agreement) on any Awards that are unvested or otherwise outstanding at the time of the Change of Control.

ARTICLE 12
CORPORATE EVENTS

In events such as extraordinary cash dividend, share subdivision split-up, spin- off, exchange of shares, reorganization or other similar corporate event materially affecting the Shares underlying the Awards such that the Plan Administrator determines an adjustment is equitable in order to preserve the benefits intended to be made available under this Plan, then the Awards shall be adjusted, exchanged and/or, if deemed appropriate, a cash payment to Participants or persons having outstanding Awards shall be made. Such adjustment shall take into consideration the objectives of the Plan, and it shall be final and binding.

ARTICLE 13
AMENDMENT AND TERMINATION OF THE PLAN

This Plan can be amended, suspended or terminated at any point in time by the Board.

No such action shall materially or adversely affect any right acquired by a Participant under an Award, even if not yet vested, made before the date of amendment, suspension or termination, unless otherwise agreed by the Participant or required as a matter of law.

Amendment, suspension or termination of the Plan shall be communicated to all Participants with reasonable advanced notice time.

ARTICLE 14
APPLICABLE LAW AND CHOICE OF JURISDICTION

This Plan and any related document shall be governed by and construed in accordance with the laws of the state of New York, ignoring principles of conflict of laws, and subject to the limitations of compulsorily applicable local rules on employment law and contractual law.

Any disputes arising under or in connection with this Plan shall be resolved by the relevant courts within the jurisdiction of the state of New York.

Should a provision of the Plan or an Award Agreement be declared obsolete, void, invalid or non-enforceable, the Plan shall not be affected by this and shall continue to apply as if this provision had not been included. The invalid clause shall be replaced by a valid clause that economically comes as close as possible to the original (invalid) clause.

The Plan is valid for the Participants in its entirety only. No statements made in any part of the Plan are permissible to be construed without reference to the Plan as a whole.

ARTICLE 15
U.S. AND OTHER SECURITIES LAW RESTRICTIONS

For as long as Shares acquired under this Plan have not been registered under the U.S. Securities Act of 1933, such Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, or upon registration under the Securities Act.

In connection with the acquisition of Shares, each Participant agrees and confirms that such Participant is not acquiring Shares for the account or benefit of any other person or entity.

The Shares allocated under the Plan may not be registered in other countries, where a securities law registration might be required. The Shares to be allocated according to the Plan may in other countries constitute “restricted securities” under the applicable laws and regulations and may not be pledged, reoffered, resold or otherwise used in jurisdictions where it might be unlawful.

ARTICLE 16
CANCELLATION OR “CLAWBACK” OF AWARDS

The Plan Administrator shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company Group has in place from time to time, and the Plan Administrator may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant.

ARTICLE 17
SECTIONS 409A AND 457A OF THE CODE

Notwithstanding any contrary provision in the Plan or an Award Agreement, if any provision of the Plan or an Award Agreement contravenes any regulations or guidance promulgated under Sections 409A or 457A of the Code or could cause Awards to be subject to taxes, accelerated taxation, interest or penalties under Sections 409A or 457A of the Code, such provision of the Plan or any Award Agreement may be modified by the Company Group, or the Company Group may take any other such action, without consent of such Participant in any manner the Plan Administrator deems reasonable or necessary. In making such modifications the Plan Administrator shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Sections 409A or 457A of the Code. Notwithstanding the foregoing, this Article 17 does not create an obligation on the part of the Company Group to modify the Plan or an Award Agreement and does not guarantee that an Award will not be subject to additional taxes, accelerated taxation, interest or penalties under Sections 409A or 457A of the Code. Moreover, any discretionary authority that the Plan Administrator may have pursuant to the Plan shall not be applicable to an Award that is subject to Sections 409A or 457A of the Code, to the extent such discretionary authority will contravene Sections 409A or 457A of the Code or the regulations or guidance promulgated thereunder. Finally, to the extent an Award that is subject to Sections 409A or 457A of the Code provides that payment will occur “as soon as administratively practicable” following a specified date or event, payment shall not be made later than December 31st of the calendar year in which such specified date or event occurs.

Notwithstanding anything in the Plan or any Award Agreement to the contrary, if the Company Group considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount payable under any Award held by such Participant is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code.

ARTICLE 18
EFFECTIVE DATE

This Plan is effective as of July 30, 2018.

For the Board of Directors (based on the resolutions of the Board of Directors and the Nomination and Remuneration Committee, both dated July 30, 2018):

/s/ Julian Diaz
Julian Diaz
Deputy Chairman

APPENDIX 1
DEFINITIONS

The terms below shall have the following meaning in the Plan:

“Award”	shall mean any RSU or PSU granted under the Plan.

“Award Agreement”	shall mean the individual agreement between the Company and a Participant.

“Board”	shall mean the board of directors of the Company.

“Code”	shall mean the United States Internal Revenue Code of 1986, as amended, and the applicable guidance, rulings and regulations, including any proposed regulations promulgated thereunder.

“Company”	shall mean Hudson Ltd., a Bermuda company or any successor in ownership of all or substantially all of its assets.

“Company Group”	shall mean the Company and all of its Subsidiaries.

“Contractual Relationship”	shall mean the contractual relationship between the Participant and the respective contracting entity of the Company Group.

“Eligible Persons”	shall mean selected members of the Company Group’s management team, who are identified by the Plan Administrator to participate in the Plan.

“Employment Relationship”	shall mean the employment relationship between the Participant and the respective employing entity of the Company Group, and such relationship will include a Contractual Relationship, if applicable.

“Grant Date”	shall mean the date for the applicable year of grant as provided in the Award Agreement.

“Participant”	shall mean an Eligible Person who has received an Award and who becomes subject to terms and conditions of the Plan.
“Performance Period”	shall mean the period of three (3) years during which PSUs are subject to performance conditions.

“Performance Metric”	shall mean the performance metric applicable to PSUs determined annually by the Plan Administrator and set forth in an individual Award Agreement.

“Performance Target”	shall mean the performance target which needs to be achieved in order for each PSU to vest as determined by the Plan Administrator and set forth in an individual Award Agreement.

“Person”	shall mean any natural person or an entity.

“Plan”	shall mean the Company’s Long-Term Incentive Plan and this Appendix I thereto.

“Plan Administrator”	shall mean any member or members of the Board to whom the Board has delegated its authority under the Plan.

“PSU”	shall mean a performance share unit which is a conditional right to Share(s) allocated pursuant to the conditions of Article 5 of the Plan and the Award Agreement.

“RSU”	shall mean a restricted share unit which is a conditional right to Share(s) allocated pursuant to the conditions of Article 6 of the Plan and the Award Agreement.

“Scheduled Vesting Date”
shall mean the date, as specified in the Award Agreement, upon which the Participant has an unconditional entitlement to be granted ownership of Shares, subject to the conditions specified in the Award Agreement.

“Share”	shall mean a Class A common share or shares in the share capital of the Company as listed on the New York Stock Exchange.

“Subsidiary”
shall mean any corporation, limited liability company, joint venture or partnership of which the Company (a) directly or indirectly owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Vesting Note”	shall mean a notice to the holder of PSUs that, to the extent specified in the notice, the performance conditions applicable to the PSUs have been satisfied.